Exhibit 11

                                VERSAR, INC.
               Statement Re:  Computation of Per Share Earnings
               (Unaudited - in thousands, except per share data)

                                                       For the Three-Month
                                                   Periods Ended September 30,
                                                   ----------------------------
                                                        1998           1997
                                                   -------------  -------------

NET INCOME. . . . . . . . . . . . . . . . . .      $        340   $        203
                                                   =============  =============

Weighted average common shares outstanding -
  Basic . . . . . . . . . . . . . . . . . . .         6,096,645      5,168,048
                                                   =============  =============



NET INCOME PER SHARE - BASIC. . . . . . . . .      $       0.06   $       0.04
                                                   =============  =============



Common shares from above. . . . . . . . . . .         6,096,645      5,168,048
Assumed exercise of options (treasury stock
  method) . . . . . . . . . . . . . . . . . .               ---        278,646
                                                   -------------  -------------
                                                      6,096,645      5,446,694
                                                   =============  =============


NET INCOME PER SHARE - DILUTED. . . . . . . .      $       0.06   $       0.04
                                                   =============  =============

                                          13

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